Exhibit 99.2

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES ORGANIZATIONAL CHANGES

SPARKS, MD, SEPTEMBER 6 - - - McCormick & Company, Incorporated (NYSE:MKC), today announced several key organizational changes.

Several months ago the Company announced the upcoming retirement of Robert G. Davey, President-Global Industrial Group.  Today, Charles T. Langmead, formerly Vice President & General Manager-Food Service & Global Restaurant Division was named President – U.S. Industrial Group.  In addition to leading the Company’s U.S. industrial business, his responsibilities will include overall coordination of key global industrial customers.

Mark T. Timbie, formerly President – International Consumer Products Group, will become President-International with responsibility for both the consumer and industrial groups outside of North America, as well as the Company’s joint venture in Mexico.

Alan D. Wilson, formerly President-U.S. Consumer Foods was named President-North American Consumer Foods and U.S. Supply Chain.   Alan will be responsible for the Company’s consumer business in the U.S. and both the consumer and industrial businesses in Canada.   The U.S. Supply Chain departments and functions, including manufacturing, will also report to Alan.

Lawrence Kurzius, formerly Vice President & General Manager-Sales & Marketing for the U.S. consumer business will become President-U.S. Consumer Foods, reporting to Alan.

Chuck, Mark and Alan will report to Robert J. Lawless, Chairman, President &  CEO of McCormick.  These changes are effective immediately.  Reporting of support functions have not changed at this time, but in the future will be realigned as appropriate to provide maximum effectiveness and efficiency.

Commented Bob Lawless, “Our Company continues to evolve, and the organization changes described above reflect the growth of our businesses worldwide and the evolution of our customer base.  These changes will allow us to take advantage of our regional capabilities while maintaining coordination with our global customers.  I have confidence that both our consumer and industrial businesses will succeed and grow under the leadership of Mark, Alan and Chuck.”

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

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For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or
mac_barrett@mccormick.com)

9/2005